SCHEDULE FOR COMPUTING TOTAL RETURN
                            PRINCOR GROWTH FUND, INC.
                                 Class B Shares

         The average annual total return quotation for the period from December 9, 1994 (effective date) to October 31, 1995 is computed by finding the average annual compounded rate of return over the period that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                           P(1 + T)n = ERV

Where:            P        =        a hypothetical initial payment of $1000

         T        =        average annual total return

         n        =        number of years

         ERV = ending redeemable value of a hypothetical $1000 payment made at the beginning of the 1, 5, or 10 year periods at the end of the 1, 5, or 10 year periods (or fractional portion thereof).

         The above calculation includes all recurring fees that are charged to all shareholder accounts.

         The Fund's average annual total return for the period from December 9, to October 31, 1995 is calculated as follows:

Period December 9, 1994 to October 31, 1995:

         $1,000(1 + T)(326/365) = $1,242.15

Solve for T

         T = 27.48%